Exhibit 99.1

MetaBank Provides 2019 Tax Season Update
Sioux Falls, S.D., March 20, 2019 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced today preliminary 2019 tax season results at its bank subsidiary, MetaBank®. For the 2019 tax season, MetaBank originated $1.49 billion in refund advance loans, all of which were retained. This represents growth of 18%, compared to the 2018 tax season, largely due to increased average loan sizes. Additionally, the Company expects to process approximately 2.4 million in refund transfers through its Tax Services division for the 2019 tax season, at higher margins, compared to the over 2.6 million in refund transfers processed during the prior year’s tax season.
“While the government shutdown delayed the start of IRS tax refund processing this year, we are proud of our team and the dedication they have shown during the 2019 tax season to drive a successful effort,” said President and CEO, Brad Hanson. “In addition, we launched a new product feature with one of our partners that has been well received by consumers. Overall, we expect fiscal 2019 income growth, net of losses and direct program expenses, from our Tax Services division to be in the range of flat to up 10% over fiscal 2018, consistent with prior guidance.”
This press release and other important information about the Company are available at metafinancialgroup.com.
Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to the Company and MetaBank and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.
Such statements, among others, including, but not limited to, statements regarding the preliminary results for the 2019 tax season relating to refund advance loans and refund transfers, including with respect to loan volume, average loan sizes, margins for refund transfers and growth in income net of losses and direct program expenses, from the Tax Services division. The accuracy of these statements are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include the risk that Meta may, in connection with the anticipated increase in refund advance loans, recognize more significant loan losses than expected; the risks of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance or usage of Meta’s partners’ refund advance products, including due to the effectiveness of the marketing efforts for such products by Meta’s partners, the implementation of alternative products by competitors of Meta’s partners or otherwise; changes in Internal Revenue Service refund processing practices; changes in tax laws; and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Meta expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Meta or its subsidiaries.

About Meta Financial Group
Meta Financial Group, Inc.® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® ("Meta"). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, commercial finance, tax services, community banking and consumer lending. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com